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                                                                  EXHIBIT 99.1



                           FOR: METRO ONE TELECOMMUNICATIONS, INC.

                           CONTACTS:     Stebbins B. Chandor
                                         S.V.P., Chief Financial Officer
                                         Metro One Telecommunications, Inc.
                                         (503) 643-9500

                                         Morgen-Walke Associates, Inc.
                                         Jim Byers, Carolyn Bass
                                         (415) 296-7383
                                         Patricia Walsh, Eric Gonzales
                                         (212) 850-5698
                                         Media Inquiries: Peter DeLauzon
                                         (415) 439-4529

FOR IMMEDIATE RELEASE

                          METRO ONE TELECOMMUNICATIONS
                         COMMENTS ON EARNINGS ESTIMATES

Portland, Oregon - November 15, 1999 - Metro One Telecommunications, Inc. (NASDAQ: MTON), a leading provider of Enhanced Directory Assistance -Registered Trademark- (EDA) to the telecommunications industry, today announced that it believes that its earnings for the fourth quarter ending December 31, 1999 will be less than one-half of current consensus analysts estimates of $0.14 per share. While the company's expectations of continued revenue growth for those periods have not changed, its margins are being affected by increased call center staffing and associated labor costs to meet call volume from existing and new carrier customers. The tight labor market has required the company to hire operators through agencies and to generate extra overtime hours in markets servicing and preparing to service significant new call volume; the higher labor costs brought on by these actions have been the principal reason for expected lower earnings. The company cannot determine the precise impact that these increased costs will have on its earnings into the year 2000 as additional call volume is rolled out.

         On October 22, 1999, the company filed a registration statement with the Securities and Exchange Commission for a proposed public offering of its common stock. The registration relates to 2,000,000 shares of common stock to be sold by the company and 67,500 shares to be sold by selling shareholders, together with up to 310,125 additional shares subject to an option to be granted by the company to enable the underwriters to cover over-allotments in the offering, if


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any. The company intends to proceed with the offering, depending upon the market price of its common stock, general market conditions and other factors.

         Metro One Telecommunications, Inc. is a leading developer and provider of Enhanced Directory Assistance services for the telecommunications industry. The company operates a network of strategically-located call centers throughout the U.S. The company handled approximately 71 million requests for directory assistance on behalf of its carrier customers in 1998 and approximately 93 million requests for directory assistance during the first nine months of 1999.

         This press release contains forward-looking statements with respect to its earnings and revenues that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the registration statement recently filed by the company with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.

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